Exhibit 99.1

HEALTHSTREAM, INC.

2022 OMNIBUS INCENTIVE PLAN

HEALTHSTREAM, INC.
2022 OMNIBUS INCENTIVE PLAN

Section 1.     Purpose.

This plan shall be known as the “HealthStream, Inc. 2022 Omnibus Incentive Plan” (as amended from time to time, the “Plan”). The purpose of the Plan is to promote the interests of HealthStream, Inc. (the “Company”) and its shareholders by (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders.

Section 2.     Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “    Affiliate” has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act (or any successor provision thereof).

2.2      “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish or which are required by applicable legal requirements.

2.3 “    Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

2.4 “    Board” means the Board of Directors of the Company.

2.5 “    Cause” means, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

2.6 “    Change in Control” means, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:

(a)     any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(b)     as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or similar transaction, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity immediately after such transaction are beneficially owned in the aggregate by the beneficial owners of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(c)     during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals who are Continuing Directors.

Notwithstanding the foregoing, (i) unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, solely for purposes of determining the timing of a payment subject to the Award Agreement, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Regulations, and (ii) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or shareholder approval of any event or transaction that, if completed, would result in a Change in Control).

2.7 “    Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “    Committee” means a committee of the Board composed of not less than two directors, each of whom shall be “independent” within the meaning of the listing standards of the Nasdaq Stock Market.

2.9      “Consultant” means any natural person that provides bona fide services to the Company or any Subsidiary thereof as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act of 1933, as amended.

2.10 “    Continuing Director” means, with respect to any period, any individuals (A) who were members of the Board or other equivalent governing body of the Company on the first day of such period, (B) whose election or nomination to the Board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of the Board, or (C) whose election or nomination to the Board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

2.11      “Continuous Service” means that the Participant’s service with the Company or any Subsidiary thereof (or any Surviving/Acquiring Entity following a Change in Control), whether as an Employee, Director, or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or any Subsidiary as an Employee, Director, or Consultant or a change in the Person for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or any Subsidiary, will not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of the Company or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by applicable legal requirements, the Committee, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence, including sick leave, military leave, or any other personal leave. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

2.12 “    Director” means a member of the Board.

2.13 “    Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan. With respect to Awards subject to Section 409A of the Code, unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A of the Code.

2.14 “    Early Retirement” means, unless otherwise provided in an Award Agreement, retirement with the express consent of the Company at or before the time of such retirement, from active employment with the Company and any Subsidiary prior to age 65, in accordance with any applicable early retirement policy of the Company then in effect or as may be approved by the Committee.

2.15 “    Employee” means an officer or employee of the Company or any Subsidiary thereof.

2.16 “    Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “    Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the Nasdaq Stock Market, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported (or such other price based on actual trading on the applicable date that the Committee determines is appropriate) or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method (as applicable), by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.18 “    Good Reason” means, unless otherwise provided in an Award Agreement, (i) a material reduction in a Participant’s position, authority, duties or responsibilities following a Change in Control as compared to such level immediately prior to a Change in Control, (ii) any material reduction in a Participant’s annual base salary as in effect immediately prior to a Change in Control; (iii) the relocation of the office at which the Participant is to perform the majority of his or her duties following a Change in Control to a location more than 30 miles from the location at which the Participant performed such duties prior to the Change in Control; or (iv) the failure by the Company or its successor to continue to provide the Participant with benefits substantially similar in aggregate value to those enjoyed by the Participant under any of the Company’s pension, life insurance, medical, health and accident or disability plans in which Participant was participating immediately prior to a Change in Control, unless the Participant is offered participation in other comparable benefit plans generally available to similarly situated employees of the Company or its successor after the Change in Control.

2.19 “    Grant Price” means the price per Share established at the time of grant of an SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

2.20 “    Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21 “    Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary thereof.

2.22 “    Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

2.23 “    Normal Retirement” means, unless otherwise defined in the applicable Award Agreement, voluntary retirement of a Participant from active employment with the Company or any Subsidiary thereof on or after such Participant’s 65th birthday.

2.24 “    Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “    Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

2.26      “Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan.

2.27 “    Participant” means any Employee, Director, Consultant or other person who receives an Award under the Plan.

2.28 “    Performance Award” means any Award granted under Section 8 of the Plan.

2.29 “    Performance Criteria” means any one or more criteria that the Committee may select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals will be set by the Committee in its sole discretion, and may be based on any one of, or combination of, the following: earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation (EBITDA); EBITDA adjusted to include or exclude one or more additional items (Adjusted EBITDA); operating (or gross) income or profit or non-GAAP operating (or gross) income or profit adjusted to include or exclude one or more items; operating efficiencies; return on equity, assets, capital, capital employed or investment; after tax operating income; net income; earnings or book value per Share; financial ratios; cash flow(s); total sales or revenues or sales or revenues per employee; stock price or total shareholder return; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals (including, without limitation, developmental, or strategic milestones of projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and goals relating to acquisitions, joint ventures, strategic partnerships or collaborations or divestitures; individual performance criteria; environmental, social and governance related objectives; and any other measures of performance selected by the Committee in its sole discretion.

2.30      “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis (with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices), or on an individual basis. The Performance Goals may be based on GAAP or non-GAAP results, and any actual results may be adjusted by the Committee for one-time, unbudgeted, unexpected or other items in the sole discretion of the Committee. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or determined by the Committee.

2.31 “    Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

2.32 “    Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.33 “    Prior Plans” means the 2010 Plan and the 2016 Plan.

2.34 “    Regulations” means the U.S. Treasury Regulations promulgated under the Code, as amended from time to time.

2.35 “    Restricted Share” means any Share granted under Sections 7 or 10 of the Plan.

2.36 “    Restricted Share Unit” means any unit granted under Sections 7 or 10 of the Plan.

2.37 “    Retirement” means Normal Retirement or Early Retirement.

2.38 “    SEC” means the Securities and Exchange Commission or any successor thereto.

2.39 “    Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.40 “    Share Reserve” has the meaning set forth in Section 4.1 hereof.

2.41 “    Shares” means shares of the common stock, no par value per share, of the Company.

2.42 “    Stock Appreciation Right” or ”SAR” means a stock appreciation right granted under Sections 6, 8 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price applicable to such SAR.

2.43 “    Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

2.44 “    2010 Plan” means the HealthStream, Inc. 2010 Stock Incentive Plan.

2.45 “    2016 Plan” means the HealthStream, Inc. 2016 Omnibus Incentive Plan.

Section 3.     Administration.

3.1      Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board to the extent (if any) that the Board approves any Awards to Non-Employee Directors; provided, further that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as the Board may deem necessary, subject to applicable legal requirements. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to: (i) designate Participants; (ii) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan; (iii) determine the type or types of Awards to be granted to a Participant; (iv) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (v) determine the timing, terms, and conditions of any Award; (vi) accelerate the time at which all or any part of an Award may be settled or exercised; (vii) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (viii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (ix) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or any Subsidiary thereof; (x) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable; (xi) make all determinations under the Plan concerning any Participant’s Continuous Service, including whether any termination thereof occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a termination of Continuous Service; (xii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xiii) except to the extent prohibited by Section 6.2 or any other provision of the Plan, amend or modify the terms of any Award at or after grant with or without the consent of the holder of the Award; (xiv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 13 hereunder to amend or terminate the Plan.

3.2     Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary thereof, any Participant and any holder or beneficiary of any Award. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3     Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary thereof, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16. The Committee delegates the authority for ministerial administration of the Plan and Awards made under the Plan to the Company.

3.4     No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4.     Shares Available For Awards.

4.1     Shares Available.

(a)     Subject to the provisions of Section 4.2 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards granted effective on or after the Effective Date is equal to (i) the sum of (A) 1,233,025 Shares plus (B) 266,975 Shares (the number of Shares available for grant under the 2016 Plan as of December 31, 2021), which totals 1,500,000 Shares, less (ii) one (1) Share for every Share that was subject to an Award granted under the 2016 Plan effective on or after December 31, 2021 and prior to the Effective Date (such aggregate amount being, the “Share Reserve”). For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of Shares reasonably required to satisfy its obligations to issue Shares pursuant to such Awards. Following the Effective Date, provided that this Plan is approved by the Company’s shareholders, no further Awards shall be granted pursuant to the 2016 Plan. The number of Shares with respect to which Incentive Stock Options may be granted shall be no more than 1,500,000.

(b)     The Share Reserve shall be decreased by one (1) Share for each Share subject to an Award granted under the Plan. If any Award (or portion thereof) granted under this Plan or any award (or portion thereof) granted under any Prior Plan shall expire, terminate, be settled in cash or otherwise be forfeited or canceled after December 31, 2021 without the issuance of Shares, each Share subject to such Award or award under the Prior Plan shall, to the extent of such expiration, cash settlement, forfeiture, termination or cancellation, again be available for Awards under the Plan and the Share Reserve shall thereupon be increased, all in accordance with this Section 4.1. In addition, any Shares tendered or withheld to satisfy any tax withholding obligation with respect to any Award other than an Option or SAR under the Plan, or, after December 31, 2021, any award other than an option or stock appreciation right granted under the 2016 Plan, shall again be available for Awards under the Plan and the Share Reserve shall thereupon be increased, all in accordance with this Section 4.1. Any Shares that again become available for Awards under the Plan or are added to the Share Reserve under this Section 4.1 shall be added at the applicable ratio at which they were originally deducted from the Plan, the 2016 Plan or the 2010 Plan, as applicable.

(c)     Notwithstanding the foregoing provisions of Section 4.1(b), the following Shares underlying any Award under the Plan or any award under any Prior Plan will not again become available for Awards under the Plan: (1) Shares tendered or withheld in payment of the Option Price of an Option (or the option price of an option granted under any Prior Plan), (2) Shares tendered or withheld to satisfy any tax withholding obligation with respect to any Option or SAR (or any option or stock appreciation right granted under any Prior Plan), (3) Shares repurchased by the Company with proceeds received from the exercise of an Option (or from the exercise of an option granted under any Prior Plan), and (4) Shares subject to a Stock Appreciation Right (or a stock appreciation right granted under any Prior Plan) that are not issued in connection with the Share settlement of that Stock Appreciation Right (or stock appreciation right granted under any Prior Plan) upon its exercise.

4.2     Adjustments. Without limiting the Committee’s discretion set forth in Section 13 hereof, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, equity restructuring (as defined under FASB ASC Topic 718), or other similar corporate transaction or event affects the Shares, then the Committee shall, in an equitable and proportionate manner as deemed appropriate by the Committee (and, as applicable, in such manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the Grant Price or Option Price with respect to any Award under the Plan, and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award (any such adjustments, “Capitalization Adjustments”). Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement of rights and benefits under such Awards.

4.3     Substitute Awards. Awards may be issued in connection with a merger or acquisition involving the Company as permitted by Nasdaq Listing Rule 5635(c) (or any successor provision thereof) (and such Awards, “Substitute Awards”), and such Substitute Awards will not reduce the Share Reserve.

4.4     Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5.     Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.     Stock Options and Stock Appreciation Rights.

6.1     Grant. Subject to the provisions of the Plan and applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option Price or Grant Price, as applicable, and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. To the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2     Exercise Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date of grant of such Option, and the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date of grant of such SAR. In the case of Substitute Awards or Awards granted in connection with any Capitalization Adjustment provided for by Section 4.2 hereof in the form of Options or SARS, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee. Notwithstanding the foregoing or anything contained herein to the contrary, except as permitted by Section 4.2 hereof in connection with any Capitalization Adjustments, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, (ii) amend the terms of previously granted SARs to reduce the Grant Price of such SARs, (iii) cancel any Options in exchange for cash or a grant of either substitute Options with a lower Option Price than the cancelled Options, or any other Award, (iv) cancel any SARs in exchange for cash or a grant of either substitute SARs with a lower Grant Price than the cancelled SARs or any other Award, or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the Nasdaq Stock Market, or any other such market or exchange as is the principal trading market for the Shares, in each case without the approval of the Company’s shareholders.

6.3     Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4     Exercise.

(a)     Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise provided in the Plan, the Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. An Award Agreement may provide that the period of time over which an Option, other than an Incentive Stock Option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities laws; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b)     The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of U.S. federal, state or non-U.S. securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the issuance of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c)     An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof. Such Option or SAR shall be exercised by delivering written notice of exercise of the Option or SAR to the Company in accordance with the procedures specified in the Award Agreement or otherwise provided by the Company, and in the case of an Option, by paying to the Company in full the aggregate Option Price for the number of Shares subject to such Option then being exercised.

(d)     The method of payment of the Option Price shall be determined by the Committee and may include: (i) a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option in accordance with applicable legal requirements; (ii) cash; (iii) tender of Shares owned by the Participant; and (iv) withholding of Shares that otherwise would be issued upon exercise or settlement of the Award, in each case, in accordance with rules established by the Committee from time to time. Shares used to pay the Option Price shall be valued at their Fair Market Value on the exercise date. Until the optionee has been issued the Shares subject to such exercise, the optionee shall possess no rights as a shareholder with respect to such Shares.

(e)     At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares, a combination of cash and Shares or any other form of payment specified in the Award Agreement. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5     Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the grant date of such Award and ending on the date of exercise of such Award the Participant has provided Continuous Service. An Option or SAR shall cease to become exercisable upon the termination of Participant’s Continuous Service for any reason; provided, however, that notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion or any Award Agreement may provide that an Option or SAR may be exercised following the termination of Participant’s Continuous Service, whether or not exercisable at the time of such separation; provided, however, that in no event may an Option or SAR be exercised after the latest expiration date of such Award specified in the applicable Award Agreement, except as provided in Section 6.4(a).

6.6     Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

Section 7.     Restricted Shares And Restricted Share Units.

7.1     Grant.

(a)     Subject to the provisions of the Plan and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period in which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b)     Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the Participant must remain in Continuous Service in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines or the Award Agreement so provides, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards in a manner consistent with the terms of the Plan and applicable legal requirements.

7.2     Restricted Shares.

(a)     Shares subject to a Restricted Share Award may be (i) held in book entry form subject to the Company’s instructions until such Shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Committee. The holding of Restricted Shares by the Company or any agent thereof, or the use of book entries to evidence the ownership of Restricted Shares, shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such Shares under the Award Agreement or the Plan.

(b)     Unless otherwise provided in the applicable Award Agreement, any Participant receiving an Award of Restricted Shares shall have all rights of a shareholder with respect to the Restricted Shares, including the right to receive dividends (subject to Section 7.2(c) below) and the right to vote such Shares, subject to the following restrictions: (i) any such Participant shall not be entitled to delivery of the stock certificate (or other evidence of book-entry) until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant or as provided in the applicable Award Agreement, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in Continuous Service for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.

(c)     Prior to the lapse of any applicable transfer restrictions, Participants holding Restricted Shares (including as Performance Awards) shall have the right to receive any dividends paid with respect to such Shares while they are so held, unless otherwise set forth in the Award Agreement or determined by the Committee; provided, however, that, notwithstanding the foregoing or anything contained herein to the contrary, any Shares, cash or any other property distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Restricted Shares with respect to which they relate and shall be paid only if and to the extent the underlying Award vests.

(d)      At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.3     Payment of Restricted Share Units.

(a)     Upon the grant of an Award of Restricted Share Units to a Participant, no Shares are actually issued to or on behalf of the Participant on the date of such grant, and the Participant shall have no rights of a shareholder of the Company with respect to the Shares subject to the Restricted Share Unit Award until the restrictions set forth in the applicable Award Agreement have lapsed. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units may be settled in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(b)     Except as otherwise provided by the Committee at or after grant or as provided in any Award Agreement, a Participant shall be entitled to dividend equivalent rights with respect to Awards of Restricted Share Units (including Performance Awards) (which dividend equivalent right shall equal the amount that would be payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Share Units then credited to the Participant); provided, however, that notwithstanding the foregoing or anything contained herein to the contrary, any such dividend equivalent rights with respect to unvested Restricted Share Units shall be accumulated or credited to the Participant and shall be subject to the same restrictions and risk of forfeiture as the Restricted Share Units to which they relate and shall be paid to the Participant only if and to the extent the underlying Restricted Share Units vest. Any such dividend equivalent rights with respect to vested Restricted Share Units shall be paid in accordance with the Company’s payment practices as may be established from time to time and in accordance with Section 409A.

(c)     Except as otherwise determined by the Committee at or after grant or as may otherwise be provided in any Award Agreement, all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant receiving a Grant of Restricted Share Units remains in Continuous Service for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

(d)     An Award of Restricted Share Units may be settled by the issuance of Shares or cash (or any combination thereof) or in any other form of payment, as determined by the Committee or as specified in the applicable Award Agreement. At the time of grant, the Committee may determine to impose or the Award Agreement may provide for such restrictions or conditions that delay such delivery to a date following the vesting of the Award of Restricted Share Units.

Section 8.     Performance Awards.

8.1     Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2     Terms and Conditions. Subject to the terms of the Plan (including Section 14.2 hereof) and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend or waive specific provisions of the Performance Award consistent with the terms of the Plan.

8.3     Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with the procedures established by the Committee, on a deferred basis. Except as otherwise provided pursuant to any Award Agreement or as otherwise determined by the Committee, in the event that the Continuous Service of any Participant terminates for any reason prior to the end of any Performance Period, any portion of such Participant’s Performance Award that has not vested will be forfeited upon such termination (without further obligation on the part of the Company) and the Participant will have no further right, title or interest in the Performance Award, the Shares issuable pursuant to the Performance Award or any consideration in respect of the Performance Award.

Section 9.     Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Section 6 or Section 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan (including Section 14.2 hereof) and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10.     Non-Employee Director Awards.

10.1     The Board and/or the Committee may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board and/or the Committee, be payable (either automatically or at the election of a Non-Employee Director) in the form of any Awards pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above, including unrestricted Shares. The Board and/or the Committee shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan (including Section 14.2 hereof) and applicable law.

10.2     Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed three hundred thousand dollars ($300,000), calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board and/or the Committee may make exceptions to the applicable limit in this Section 10.2 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board and/or Committee may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11.     Separation from Service.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon the termination of a Participant’s Continuous Service, including a termination with or without Cause, by a Participant voluntarily, or by reason of death, Disability, or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. References in this Plan to “termination of employment” or similar terms shall be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code. Such terms and conditions need not be the same with respect to all Awards or Participants.

Section 12.     Change in Control.

12.1     Certain Terminations. Unless otherwise provided by the Committee, or in an Award Agreement or by a written agreement between the Company and a Participant, in the event of a Change in Control, any surviving entity or acquiring entity (or the surviving or acquiring entity’s parent entity) (collectively, the “Surviving/Acquiring Entity”) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan as may be determined by the Board and/or the Committee. The terms of any assumption, continuation or substitution will be set by the Board and/or the Committee; provided, that if, within one year following a Change in Control, the Continuous Service of a Participant terminates by reason of: (a) death; (b) Disability; (c) Normal Retirement or Early Retirement; (d) for Good Reason by the Participant; or (e) involuntary termination by the Company (or any Surviving/Acquiring Entity) for any reason other than for Cause, all outstanding Awards of such Participant shall vest, become immediately exercisable and payable and have all restrictions lifted. For purposes of an Award subject to Section 409A of the Code, Good Reason shall exist only if (i) the Participant notifies the Company of the event establishing Good Reason within 90 days of its initial existence, (ii) the Company is provided 30 days to cure such event and (iii) the termination of Participant’s Continuous Service within 180 days of the initial occurrence of the event.

12.2     Accelerated Vesting. Notwithstanding anything contained herein to the contrary, the Committee may, in its discretion, provide in any Award Agreement, or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and Shares acquired pursuant thereto upon such conditions (if any), including termination of the Participant’s service prior to, upon, or following such Change in Control, to such extent as the Committee may determine or the Award Agreement may provide. In the event of a Change of Control, and without the consent of any Participant, the Committee may, in its discretion, provide that for a period prior to the Change in Control as determined by the Committee, any Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect.

12.3     Cash-Out of Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share (and each unvested Share, if so determined by the Committee) subject to such canceled Award in (i) cash, (ii) stock of the Company or the Surviving/Acquiring Entity, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the Option Price or Grant Price, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event that the Option Price or Grant Price, if any, under an Award is greater than the per Share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or at such other time(s) as may be determined by the Board and/or the Committee.

12.4     Performance Awards. The Committee may provide, in its discretion, or any Award Agreement may provide, that in the event of a Change in Control, (i) any outstanding Performance Awards relating to Performance Periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress Performance Periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the Performance Period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which Performance Criteria have been met with respect to each such Performance Award, if at all, and (iii) the Company shall cause to be paid to each Participant such partial or full Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty (30) days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. Notwithstanding the foregoing, any Award Agreement with respect to Performance Awards may include terms in relation to the impact of a Change in Control on Performance Awards as the Committee may determine.

12.5     Appointment of Shareholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Change in Control involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

Section 13.     Amendment and Termination; Recoupment of Awards.

13.1     Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement (including the rules and regulations of the Nasdaq Stock Market) for which or with which the Board deems it necessary or desirable to comply.

13.2     Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

13.3     Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof to the extent provided therein) affecting the Company or any Subsidiary thereof, or the financial statements of the Company or any Subsidiary thereof, or of changes in applicable laws, regulations or accounting principles.

13.4     Recoupment of Awards. Any Award granted pursuant to this Plan shall be subject to mandatory repayment or surrender by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent provided in the Company’s Compensation Recoupment Policy, as it may be amended from time to time, (iii) to the extent that Participant in the future becomes subject to any other recoupment or “clawback” policy hereafter adopted by the Company, including any such policy or amended policy adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iv) to the extent provided under any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Section 14.     General Provisions.

14.1     Limited Transferability of Awards. Except as otherwise provided in the Plan or any Award Agreement, or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. Notwithstanding anything contained herein to the contrary, no transfer of an Award for value shall be permitted under the Plan.

14.2     Dividend Equivalents. Subject to Section 4.2 in connection with any Capitalization Adjustments, no dividend equivalent rights shall be granted with respect to stock options or SARs, but in the sole and complete discretion of the Committee, an Award (other than options or SARs) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property; provided, however, that notwithstanding the foregoing or anything contained herein to the contrary, no dividends or dividend equivalents will be paid in respect of Awards to the extent that restrictions have not yet lapsed or to the extent that such Awards remain subject to vesting, and any such dividends or dividend equivalents shall be subject to the same restrictions and risk of forfeiture as the Award to which they relate, and shall be paid only if and to the extent that the underlying Awards vest. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

14.3     Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 1⁄2 month period” as defined therein. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.4     No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

14.5     Share Certificates. All certificates for Shares or other securities of the Company (or, if any such Shares or securities are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or confirmation and account statements for book-entry shares) to make appropriate reference to such restrictions.

14.6     Tax Withholding. A Participant may be required to pay to the Company (or any Subsidiary thereof) and the Company or such Subsidiary shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award. Without limiting the generality of the foregoing, the Committee, in its discretion, may permit a Participant to satisfy the Participant's U.S. federal, state or local or non-U.S. tax, or related tax withholding obligations with respect to an Award in any manner satisfactory to the Committee, including by any Participant directing the Company to retain (or the Participant tendering to the Company) the number of Shares having a Fair Market Value equal to the amount of taxes or withholding taxes under such circumstances, in each case to the extent (unless otherwise determined by the Committee) such action will not cause the Company to incur an adverse financial accounting consequence. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

14.7     No Obligation to Notify or Minimize Taxes. Except as required by applicable law, the Company has no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any of such taxes or penalties.

14.8     Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agrees to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

14.9     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary thereof from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of awards similar to Awards provided for hereunder.

14.10     No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary thereof. Further, the Company or any Subsidiary thereof may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

14.11     No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares.

14.12     Governing Law.

(a)     The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

(b)     In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary thereof under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

14.13     Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

14.14     Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

14.15     No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary thereof and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary thereof pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary thereof.

14.16     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

14.17     Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

14.18     Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 14.18 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of any Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein.

14.19     Electronic Communication. The Committee may, in its sole discretion, decide to cause the Company deliver any documents related to Awards and all other documents that the Company is required to deliver to security holders by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). As a condition to participating in the Plan, Participants agree to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 15.     Term of the Plan.

15.1     Effective Date. The Plan shall be effective as of May 26, 2022 (the “Effective Date”), provided that the Plan has been approved by the Company’s shareholders.

15.2     Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date; provided, however, that Incentive Stock Options may not be granted under the Plan after the tenth (10th) anniversary of the date on which the Board approved the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth (10th) anniversary of the Effective Date.